Exhibit 32.1

                     CERTIFICATION OF CEO AND CFO PURSUANT TO
                   SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Form 10-K of Compound Natural Foods, Inc., a company duly formed under the laws of Nevada (the "Company"), for the year ended September 30, 2008, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Joey Canyon, President (Chief Executive Officer) and Interim Chief Financial Officer (Principal Accounting Officer) of the Company, hereby certifies, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of his knowledge, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 except that the financial statements for the fiscal year ended September 30, 2008 filed herewith are unaudited. Although the Company's auditors are working to complete their audit, it was not completed at the time this filing was due. The Company will amend this filing with audited information once the audit is completed; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



February 24, 2009                        /s/ Joey Canyon
                                         Joey Canyon
                                         President and
                                         Principal Financial Officer


This certification accompanies this Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended.

A signed original of this written statement required by Section 906 has been provided to Compound Natural Foods, Inc. and will be retained by Compound Natural Foods, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.